Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-85887, 333-94181, 333-94185, 333-101022, 333-118987 and 333-128381 of Genta Incorporated on Form S-8 of our report dated March 17, 2008, relating to the consolidated financial statements of Genta Incorporated (which report expressed an unqualified opinion and included explanatory paragraphs relating to Genta Incorporated’s ability to continue as a going concern and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007) appearing in this Annual Report on Form 10-K of Genta Incorporated for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
February 13, 2009